Exhibit 99.38
Execution Copy

ASSIGNMENT AND ASSUMPTION OF
MEMBERSHIP INTERESTS

THIS AGREEMENT FOR THE ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS (this “Agreement”), dated as of November 3, 2010, with an effective date as of November 3, 2010, by and among Constellation New Nuclear, LLC (the “Assignor”) and EDF Inc. f/k/a EDF Development Inc. (the “Assignee”).

WHEREAS, the Assignor owns all right, title and interest in 1,000 membership units of UniStar Nuclear Energy, LLC, a Delaware limited liability company (“UNE”), which constitute 50% of the issued and outstanding limited liability company interests of UNE (the “Membership Interests”);

WHEREAS, the Assignor and the Assignee are parties to that certain Purchase and Sale Agreement, dated as of November 3, 2010 (the “Purchase Agreement”), pursuant to which the Assignor desires to sell, transfer and assign the Membership Interests to the Assignee and the Assignee desires to purchase the Membership Interests from the Assignor; and

WHEREAS, the Assignor wishes to effect the transfer and assignment of the Membership Interests to the Assignee as required by the Purchase Agreement, and the Assignee wishes to accept the Membership Interests from the Assignor.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment of Interest.  The Assignor does hereby fully, unconditionally and irrevocably sell, transfer and assign its entire right, title and interest in the Membership Interests to the Assignee.

2. Assignee agrees to be bound by the provisions of the Amended and Restated Operating Agreement of UNE, dated as of November 6, 2009, with respect to the Membership Interests.

3. Entire Agreement; Counterparts.  This Agreement and the Purchase Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, understandings, proposals, representations and warranties with respect thereto.  This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute but one instrument.

4. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR CONSTELLATION NEW NUCLEAR, LLC

By:	/s/ Charles A. Berardesco
Name: Charles A. Berardesco
Title: Authorized Signatory

ASSIGNEE EDF INC.

By:	/s/ Jean-Pierre Benqué
Name: Jean-Pierre Benqué
Title: President

Signature Page to Assignment and Assumption of Membership Interests